UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	September 28, 2007

NORTEL NETWORKS LIMITED

(Exact name of registrant as specified in its charter)

CANADA	000-30758	62-12-62580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

195 THE WEST MALL, TORONTO, ONTARIO, CANADA	M9C 5K1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	905-863-7000

(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(b)	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
As announced on October 1, 2007, Mr. Paviter Binning, 47, has been appointed executive vice-president and chief financial officer of Nortel Networks Corporation (“NNC”) and the registrant effective November 12, 2007. Mr. Binning entered into an employment agreement in connection with his appointment as executive vice-president and chief financial officer as of September 28, 2007 which sets forth certain terms of his employment. The agreement provides that Mr. Binning will receive a base salary of Cdn$683,000 per annum. Subject to approval of the compensation and human resources committee (“CHRC”) of the boards of directors of NNC and the registrant, Mr. Binning will also receive a new hire, one-time grant of restricted stock units with an intended value of US$1,350,000. Mr. Binning will be eligible for a target annual bonus of 100% of base salary under the annual bonus plan of the registrant (known as the Nortel Networks Limited Annual Incentive Plan), based on the generally applicable performance criteria under such plan. NNC and the registrant will also recommend for approval by the CHRC in conjunction with its 2008 annual integrated talent planning cycle, an award of long term incentives valued at approximately US$2,300,000. The agreement also specifies that Mr. Binning will be eligible to participate in all employee benefit plans in accordance with the terms of such plans and as a Tier 1 Executive under the terms and conditions of the Nortel Networks Corporation Change in Control Plan (“CIC Plan”).
The agreement provides that, in the event NNC and the registrant initiate Mr. Binning's separation of employment or Mr. Binning initiates his separation of employment for Good Reason (as defined in the CIC Plan) (a) Mr. Binning will be provided in lieu of any other payment or benefit, except as otherwise provided in the agreement, with the following: (i) the equivalent of no less than 18 months base salary paid bi-weekly; and (ii) the opportunity to continue health, life insurance and AD&D benefits coverage in which he is then enrolled for 18 months following his employment termination (the “Severance Period”) at active employee rates; and (b) all of the new hire restricted stock units will continue to vest during the Severance Period and, immediately prior to the end of the Severance Period, all of the unvested new hire restricted stock units will immediately vest; except that the foregoing payments and benefits will not be provided to Mr. Binning if his separation of employment is for Cause (as defined in the CIC Plan). The provision of any such payments and benefits will be conditioned upon Mr. Binning’s execution of a separation agreement. Further, the provision of any payments and benefits under the CIC Plan will make Mr. Binning ineligible for the payments and benefits described in the agreement with respect to involuntary separation.
Mr. Binning is a senior executive with more than 25 years of finance related experience. Mr. Binning was Chief Financial Officer of Marconi Corporation PLC (currently known as Telent PLC), a telecommunications equipment and service provider, from October 2003 to November 2006 prior to which he held various finance related positions with Diageo PLC, a global consumer goods business, from 1986 to 2003. Most recently, Mr. Binning was Group Finance Director of Hanson PLC, a supplier of aggregates and heavy building materials, from January to September 2007.
Item 8.01	Other Events
On October 1, 2007, NNC issued the press release attached hereto as Exhibit 99.1, and such press release is incorporated by reference herein (other than information included on or linked from the registrant’s website, referenced in such release, which is not incorporated by reference into this report).
Item 9.01(d)	Financial Statements and Exhibits
99.1	Press release issued by NNC on October 1, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTEL NETWORKS LIMITED
By:	/s/ Gordon A. Davies
Gordon A. Davies
Chief Legal Officer and Corporate Secretary

By:	/s/ Tracy S.J. Connelly McGilley
Tracy S.J. Connelly McGilley
Assistant Secretary

Dated:  October 2, 2007

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release issued by NNC on October 1, 2007.

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